                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment ____)



                              ASIACONTENT.COM, LTD.
- -------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   G05354 10 8
- -------------------------------------------------------------------------------
                                 (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IF FILED:

                  [ ]  RULE 13d-1(b)

                  [ ]  RULE 13d-1(c)

                  [X]  RULE 13d-1(d)

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP NO.: G05354 10 8                13G                     Page 2 of 15 Pages
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- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           GE Capital Equity Investments Ltd.
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands company
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    - 0 -
   NUMBER OF           ---------------------------------------------------------
    SHARES                6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                         2,805,674
     EACH              ---------------------------------------------------------
   REPORTING              7         SOLE DISPOSITIVE POWER
    PERSON
     WITH                           -0-
                       ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    2,805,674
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,805,674
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.3%
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

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CUSIP NO.: G05354 10 8                13G                     Page 3 of 15 Pages
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- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Corporation
           13-1500700
- --------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    - 0 -
                       ---------------------------------------------------------
   NUMBER OF              6         SHARED VOTING POWER
    SHARES
 BENEFICIALLY                       2,805,674
   OWNED BY            ---------------------------------------------------------
     EACH                 7         SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                          - 0 -
     WITH              ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    2,805,674
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,805,674
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

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CUSIP NO.: G05354 10 8                13G                     Page 4 of 15 Pages
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- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Services, Inc.
           06-1095035
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------

3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    Not applicable.
                       ---------------------------------------------------------
    NUMBER OF             6         SHARED VOTING POWER
     SHARES
  BENEFICIALLY                      Disclaimed (see 9 below).
    OWNED BY           ---------------------------------------------------------
      EACH                7         SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                         Not applicable.
      WITH             ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    Disclaimed (see 9 below).
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

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CUSIP NO.: G05354 10 8                13G                     Page 5 of 15 Pages
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- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Company

           14-0689340
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY


- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    Not applicable.
                       ---------------------------------------------------------
     NUMBER OF            6         SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     Disclaimed (see 9 below).
     OWNED BY           --------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                        Not applicable.
       WITH             --------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    Disclaimed (see 9 below).
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Company.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: G05354 10 8                13G                     Page 6 of 15 Pages
- ----------------------                                        ------------------


ITEM 1(a)      NAME OF ISSUER:

               Asiacontent.com Ltd.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               18/F CEF Life Tower
               248 Queen's Road East
               Wanchai, Hong Kong

ITEM 2(a)      NAME OF PERSON FILING:

               GE Capital Equity Investments Ltd. ("GECEI")
               General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")
               General Electric Company ("GE")

               GECEI is a wholly-owned subsidiary of GE Capital, which is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               GECEI:         c/o Com Trust Company, 2 Zephyr House, Mary Street
                              PO Box 2621, Georgetown, Grand Cayman, BWI
               GE Capital:    260 Long Ridge Road, Stamford, CT       06297
               GECS:          260 Long Ridge Road, Stamford, CT       06297
               GE:            3135 Easton Turnpike, Fairfield, CT     06431


ITEM 2(c)      CITIZENSHIP:

               GECEI:               Cayman Islands
               GE Capital:          New York
               GECS:                Delaware
               GE:                  New York


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               G05354 10 8

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

- ----------------------                                        ------------------
CUSIP NO.: G05354 10 8                13G                     Page 7 of 15 Pages
- ----------------------                                        ------------------


ITEM 4         OWNERSHIP:

               (a)-(c) The response of GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

               Each of GECS and GE hereby disclaims beneficial ownership of the Common Stock of the Issuer, the ownership of which is shared by GECEI and GE Capital.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               Not applicable.

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CUSIP NO.: G05354 10 8                13G                     Page 8 of 15 Pages
- ----------------------                                        ------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  February 12, 2001


                             GE CAPITAL EQUITY INVESTMENTS LTD.


                             By:  /s/ JONATHAN K. SPROLE
                                 --------------------------------------
                                    Name:  Jonathan K. Sprole
                                    Title: Director

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CUSIP NO.: G05354 10 8                13G                     Page 9 of 15 Pages
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Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             GENERAL ELECTRIC CAPITAL CORPORATION



                             By:  /s/ BARBARA J. GOULD
                                 --------------------------------------
                                   Name:  Barbara J. Gould
                                   Title: Department Operations Manager

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CUSIP NO.: G05354 10 8                13G                    Page 10 of 15 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  February 12, 2001


                             GENERAL ELECTRIC CAPITAL SERVICES, INC.



                             By:  /s/ BARBARA J. GOULD
                                 --------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact

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CUSIP NO.: G05354 10 8                13G                    Page 11 of 15 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  February 12, 2001


                             GENERAL ELECTRIC COMPANY



                             By:  /s/ BARBARA J. GOULD
                                 --------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: G05354 10 8                13G                    Page 12 of 15 Pages
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                                  EXHIBIT LIST


 EXHIBIT NO.                         TITLE                              PAGE NO.
 -----------                         -----                              --------

      A            Joint Filing Agreement dated                            13
                   February 12, 2001 among GECEI,
                   GE Capital, GECS and GE.

      B            Power of Attorney of General                            14
                   Electric Company, dated as of
                   February 22, 2000, naming, among
                   others, Barbara J. Gould as attorney-
                   in-fact.

      C            Power of Attorney of General                            15
                   Electric Capital Services, Inc., dated
                   as of February 22, 2000, naming,
                   among others, Barbara J. Gould as
                   attorney-in-fact.

- ----------------------                                       -------------------
CUSIP NO.: G05354 10 8                13G                    Page 13 of 15 Pages
- ----------------------                                       -------------------


                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

               This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Equity Investments Ltd. with respect to the Common Stock of Asiacontent.com, Ltd. Further, each of the undersigned agrees that GE Capital Equity Investments Ltd., by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Asiacontent.com, Ltd. which may be necessary or appropriate from time to time.

Date: February 12, 2001

                             GE CAPITAL EQUITY INVESTMENTS LTD.


                             By:       /s/ JONATHAN K. SPROLE
                                 --------------------------------------
                                    Name:  Jonathan K. Sprole
                                    Title: Director

                             GENERAL ELECTRIC CAPITAL CORPORATION


                             By:      /s/ BARBARA J. GOULD
                                 --------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Department Operations Manager


                             GENERAL ELECTRIC CAPITAL SERVICES, INC.


                             By:      /s/ BARBARA J. GOULD
                                 --------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact


                             GENERAL ELECTRIC COMPANY


                             By:      /s/ BARBARA J. GOULD
                                 --------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: G05354 10 8                13G                    Page 14 of 15 Pages
- ----------------------                                       -------------------


                                                                       EXHIBIT B

                                POWER OF ATTORNEY

        The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:            Joan C. Amble
                                            Nancy E. Barton
                                            Jeffrey S. Werner
                                            Leon E. Roday
                                            Michael A. Gaudino
                                            Robert O. O'Reilly, Sr.
                                            Preston Abbott
                                            Murry K. Stegelmann
                                            James Ungari
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.
                                          General Electric Company
        (Corporate Seal)
                                          By:  /s/  Philip D. Ameen
                                              ----------------------------------
                                              Philip D. Ameen, Vice President
Attest:


       /s/   Robert E. Healing
- --------------------------------------
Robert E. Healing, Attesting Secretary

- ----------------------                                       -------------------
CUSIP NO.: G05354 10 8                13G                    Page 15 of 15 Pages
- ----------------------                                       -------------------

                                                                       EXHIBIT C

                                POWER OF ATTORNEY

        The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:
                                            Michael A. Gaudino
                                            Robert O. O'Reilly, Sr
                                            Murry K. Stegelmann
                                            James Ungari
                                            Preston Abbott
                                            Leon E. Roday
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                      General Electric Capital Services, Inc.

        (Corporate Seal)
                                      By:  /s/   Nancy E. Barton
                                          ----------------------------------
                                          Nancy E. Barton, Senior Vice President
Attest:

    /s/    Brian T. McAnaney
- --------------------------------------
Brian T. McAnaney, Assistant Secretary